Filed Pursuant to Rule 433

Registration No. 333-275071

October 27, 2025

Pricing Term Sheet

$1,250,000,000

The Procter & Gamble Company

$750,000,000 4.100% Notes due 2032

$500,000,000 4.350% Notes due 2035

4.100% Notes due 2032

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$750,000,000

Maturity Date:	November 3, 2032

Coupon (Interest Rate):	4.100%

Price to Public (Issue Price):	99.916% of principal amount

Yield to Maturity:	4.114%

Spread to Benchmark Treasury:	+32 basis points

Benchmark Treasury:	3.875% UST due September 30, 2032

Benchmark Treasury Yield:	3.794%

Interest Payment Dates:	May 3 and November 3, commencing May 3, 2026

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	October 27, 2025

Settlement Date*:	November 3, 2025 (T+5)

CUSIP Number:	742718 GP8

ISIN Number:	US742718GP88

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
RBC Capital Markets, LLC
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	€500,000,000 of 2.900% Notes due 2033 and €500,000,000 of 3.650% Notes due 2045, expected to be issued on November 3, 2025 by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

4.350% Notes due 2035

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$500,000,000

Maturity Date:	November 3, 2035

Coupon (Interest Rate):	4.350%

Price to Public (Issue Price):	99.831% of principal amount

Yield to Maturity:	4.371%

Spread to Benchmark Treasury:	+37 basis points

Benchmark Treasury:	4.250% UST due August 15, 2035

Benchmark Treasury Yield:	4.001%

Interest Payment Dates:	May 3 and November 3, commencing May 3, 2026

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 27, 2025

Settlement Date*:	November 3, 2025 (T+5)

CUSIP Number:	742718 GQ6

ISIN Number:	US742718GQ61

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
RBC Capital Markets, LLC
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	€500,000,000 of 2.900% Notes due 2033 and €500,000,000 of 3.650% Notes due 2045, expected to be issued on November 3, 2025 by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

*

Note: We expect that delivery of the notes will be made against payment therefor on or about the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.